UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Twilla, John Kenneth
   525 Golf Club Lane
   Smithville, TN  37166
2. Date of Event Requiring Statement (Month/Day/Year)
   January 2, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   National Health Realty, Inc.
   NHR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Shares of Common Stock - NHC, Inc.         |1,942                 |I               |Shares in S Corp                               |
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Shares of Common Stock                     |61,450                |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Option to purchase commo|1/98     |1/2003   |Shares of Common Stock |5,000    |18.875    |D            |                           |
n stock                 |         |         |                       |         |          |             |                           |
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Option to purchase commo|3/20/97  |3/19/2002|Shares of Common Stock |5,000    |$15.378   |D            |                           |
n stock                 |         |         |                       |         |          |             |                           |
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Option to purchase commo|3/16/95  |3/15/2000|Shares of Common Stock |5,000    |$8.308    |D            |                           |
n stock                 |         |         |                       |         |          |             |                           |
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
Explanation of Responses: